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Exhibit 10.1

[EXECUTION]

CREDIT AGREEMENT

DATED AS OF OCTOBER 2, 2002

AMONG

CIMAREX ENERGY CO.,
AS BORROWER,

THE LENDERS,

BANK ONE, NA,
AS ADMINISTRATIVE AGENT,

BANK OF OKLAHOMA, N.A.,
AS CO-SYNDICATION AGENT,

U.S. BANK NATIONAL ASSOCIATION,
AS CO-SYNDICATION AGENT,

ROYAL BANK OF CANADA,
AS CO-DOCUMENTATION AGENT,

WACHOVIA BANK, NATIONAL ASSOCIATION,
AS CO-DOCUMENTATION AGENT,

AND

BANC ONE CAPITAL MARKETS, INC.,
AS LEAD ARRANGER AND SOLE BOOK RUNNER

$400,000,000

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2
ARTICLE II THE CREDITS		13
2.1.	Commitment	13
2.2.	Required Payments; Termination	13
2.3.	Ratable Loans	13
2.4.	Types of Advances	13
2.5.	Commitment Fee; Initial Aggregate Commitment, Changes in Aggregate Commitment.	13
2.6.	Borrowing Base and Required Reserve Value.	14
2.7.	Minimum Amount of Each Advance	15
2.8.	Principal Payments.	15
2.9.	Method of Selecting Types and Interest Periods for new Advances	15
2.10.	Conversion and Continuation of Outstanding Advances	15
2.11.	Changes in Interest Rate, etc	16
2.12.	Rates Applicable After Default	16
2.13.	Method of Payment.	16
2.14.	Evidence of Indebtedness.	17
2.15.	Telephonic Notices	18
2.16.	Interest Payment Dates; Interest and Fee Basis	18
2.17.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	18
2.18.	Lending Installations	18
2.19.	Non-Receipt of Funds by the Administrative Agent	19
2.20.	Facility LCs.	19
2.21.	Replacement of Lender	22
2.22.	Limitation of Interest	23
ARTICLE III YIELD PROTECTION; TAXES		23
3.1.	Yield Protection	23
3.2.	Changes in Capital Adequacy Regulations	24
3.3.	Taxes.	24
3.4.	Availability of Types of Advances	26
3.5.	Funding Indemnification	26
3.6.	Lender Statements; Survival of Indemnity	26
ARTICLE IV CONDITIONS PRECEDENT		27
4.1.	Initial Credit Extension	27
4.2.	Each Credit Extension	28

i

ARTICLE V REPRESENTATIONS AND WARRANTIES		28
5.1.	Existence and Standing	28
5.2.	Authorization and Validity	28
5.3.	No Conflict; Government Consent	28
5.4.	Financial Statements	29
5.5.	Material Adverse Change	29
5.6.	Taxes	29
5.7.	Litigation and Contingent Obligations	29
5.8.	Subsidiaries	29
5.9.	ERISA	29
5.10.	Accuracy of Information	29
5.11.	Regulation U	30
5.12.	Material Agreements	30
5.13.	Compliance With Laws	30
5.14.	Ownership of Properties	30
5.15.	Plan Assets; Prohibited Transactions	30
5.16.	Environmental Matters	30
5.17.	Investment Company Act	31
5.18.	Public Utility Holding Company Act	31
5.19.	Insurance	31
5.20.	Solvency.	31
ARTICLE VI AFFIRMATIVE COVENANTS		32
6.1.	Financial Report	32
6.2.	Use of Proceeds	33
6.3.	Notice of Default	33
6.4.	Conduct of Business	33
6.5.	Taxes	34
6.6.	Insurance	34
6.7.	Compliance With Laws	34
6.8.	Maintenance of Properties	34
6.9.	Inspection	34
ARTICLE VII NEGATIVE COVENANTS		34
7.1.	Dividends	34
7.2.	Indebtedness	34
7.3.	Merger	35
7.4.	Sale of Assets	35
7.5.	Investments and Acquisitions	35
7.6.	Liens	36
7.7.	Affiliates	36
7.8.	Sale of Accounts	37
7.9.	Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities	37
7.10.	Contingent Obligations	37
7.11.	Financial Contracts	37
7.12.	Letters of Credit	37
7.13.	Prohibited Contracts	37
ARTICLE VIII FINANCIAL COVENANTS		38
8.1.	Current Ratio	38
8.2.	Leverage Ratio	38

ARTICLE IX COLLATERAL AND GUARANTEES		38
9.1.	Collateral	38
9.2.	Guarantees	39
9.3.	Further Assurances	39
9.4.	Production Proceeds	39
ARTICLE X DEFAULTS		40
ARTICLE XI ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		42
11.1.	Acceleration; Facility LC Collateral Account.	42
11.2.	Amendments	43
11.3.	Preservation of Rights	43
ARTICLE XII GENERAL PROVISIONS		43
12.1.	Survival of Representations	43
12.2.	Governmental Regulation	43
12.3.	Headings	43
12.4.	Entire Agreement	44
12.5.	Several Obligations; Benefits of this Agreement	44
12.6.	Expenses; Indemnification.	44
12.7.	Numbers of Documents	44
12.8.	Accounting	44
12.9.	Severability of Provisions	45
12.10.	Nonliability of Lenders	45
12.11.	Confidentiality	45
12.12.	Nonreliance	45
12.13.	Disclosure	45
ARTICLE XIII THE ADMINISTRATIVE AGENT		45
13.1.	Appointment; Nature of Relationship	45
13.2.	Powers	46
13.3.	General Immunity	46
13.4.	No Responsibility for Loans, Recitals, etc	46
13.5.	Action on Instructions of Lenders	46
13.6.	Employment of Administrative Agents and Counsel	47
13.7.	Reliance on Documents; Counsel	47
13.8.	Administrative Agent's Reimbursement and Indemnification	47
13.9.	Notice of Default	47
13.10.	Rights as a Lender	47
13.11.	Lender Credit Decision	48
13.12.	Successor Administrative Agent	48
13.13.	Administrative Agent and Arranger Fees	49
13.14.	Delegation to Affiliates	49
13.15.	Execution of Collateral Documents	49
13.16.	Collateral Releases	49
13.17.	Documentation Agent, Syndication Agent, etc	49
ARTICLE XIV SETOFF; RATABLE PAYMENTS		49
14.1.	Setoff	49
14.2.	Ratable Payments	49

ARTICLE XV BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		50
15.1.	Successors and Assigns	50
15.2.	Participations.	50
15.3.	Assignments.	51
15.4.	Dissemination of Information	52
15.5.	Tax Treatment	52
15.6.	Procedure for Increases and Addition of New Lenders	52
ARTICLE XVI NOTICES		52
16.1.	Notices	52
16.2.	Change of Address	53
ARTICLE XVII COUNTERPARTS		53
ARTICLE XVIII CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		53
18.1.	CHOICE OF LAW	53
18.2.	CONSENT TO JURISDICTION	53
18.3.	WAIVER OF JURY TRIAL	53
ARTICLE XIX ASSUMPTION, AMENDMENT AND RESTATEMENT		53
19.1.	Assumption	53
19.2.	Amendment and Restatement	54

SCHEDULE 1	PRICING SCHEDULE
SCHEDULE 2	LENDERS SCHEDULE
SCHEDULE 3	DISCLOSURE SCHEDULE
SCHEDULE 4	SECURITY SCHEDULE
SCHEDULE 5	INSURANCE SCHEDULE
EXHIBIT A	NOTE
EXHIBIT B	COMPLIANCE CERTIFICATE
EXHIBIT C	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT D	LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION
EXHIBIT E	OPINION
EXHIBIT F	GUARANTY
EXHIBIT G	AMENDMENT TO EXISTING MORTGAGES
EXHIBIT H	FORM OF AMENDMENT FOR AN INCREASED OR NEW COMMITMENT
EXHIBIT I	FORM OF STOCK PLEDGE AGREEMENT

v

CREDIT AGREEMENT

        This Agreement, dated as of October 2, 2002, is among Cimarex Energy Co., the Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as LC Issuer and as Administrative Agent.

W I T N E S S E T H:

        WHEREAS, Key Production Company, Inc., a Delaware corporation and Wholly Owned Subsidiary of Borrower ("Key"), Bank of America, N.A., as Agent ("Original Agent"), and the financial institutions named and defined therein as Lenders (the "Existing Lenders") are parties to that certain Credit Agreement dated as of November 12, 1999 (as amended or supplemented, the "Existing Credit Agreement"), pursuant to which the Existing Lenders provided certain loans and extensions of credit to Key (all Indebtedness arising pursuant to the Existing Credit Agreement is herein called the "Existing Indebtedness"); and

        WHEREAS, Brock Gas Systems and Equipment, Inc. and Columbus Energy Corp., each a Wholly-Owned Subsidiary of Key, guaranteed the payment and performance of the Existing Indebtedness; and

        WHEREAS, Key merged with and into Mountain Acquisition Co., a Wholly-Owned Subsidiary of Borrower, with Key being the surviving corporation (the "Merger"), and in connection therewith Borrower became the owner of all of the outstanding capital stock of Key; and

        WHEREAS, the Existing Credit Agreement prohibits a Change of Control (as defined in the Existing Credit Agreement) and the Merger resulted in such a Change in Control; and

        WHEREAS, as a condition to obtaining the consent of the Existing Lenders to such Change of Control, Key agreed to repay the Existing Indebtedness in full by the 6th Business Day after the date on which the Merger was consummated; and

        WHEREAS, rather than provide for the repayment of the Existing Indebtedness and in order to continue the Liens securing the Existing Indebtedness, Key and Borrower have requested that Borrower be permitted to assume and refinance the Existing Indebtedness under this Agreement and that the liability of Key with respect thereto be continued under the Guaranty, and Lenders have agreed to such request on the terms set forth herein and in the other Loan Documents; and

        WHEREAS, immediately prior to the execution of this Agreement, certain of the Lenders have purchased and assumed the rights and interests of those Existing Lenders that are not parties to this Agreement (the "Bank of America Assignment"); and

        WHEREAS, immediately after giving effect to the Bank of America Assignment, the parties hereto desire to amend and restate the Existing Credit Agreement in the form of this Agreement and to appoint Bank One, NA as Administrative Agent hereunder and successor to the Original Agent, and Borrower desires to assume the Existing Indebtedness and to obtain Borrowings (as herein defined) (i) to refinance the Existing Indebtedness, and (ii) for other purposes permitted herein; and

        WHEREAS, after giving effect to the Bank of America Assignment and the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Commitment (as herein defined) of each Lender hereunder will be as set forth on the Lenders Schedule; and

        WHEREAS, pursuant to certain separate agreements among Bank One, NA, Banc One Capital Markets, Inc. ("BOCM") and Key, BOCM has been appointed Lead Arranger and Sole Book Runner for the credit facility provided herein;

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

        "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

        "Administrative Agent" means Bank One in its capacity as contractual representative of the Lenders pursuant to Article XIII, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XIII.

        "Advance" means a borrowing hereunder, (i) made by the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

        "Affected Lender" is defined in Section 2.21.

        "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

        "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced or increased from time to time pursuant to the terms hereof; provided that the Aggregate Commitment shall never exceed the Borrowing Base.

        "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

        "Agreement" means this Credit Agreement, as it may be amended or modified and in effect from time to time.

        "Agreement Accounting Principles" means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

        "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

        "Amendments to Existing Mortgages" means Amendments to Mortgages to be entered into between Key and certain of its Subsidiaries and Administrative Agent, substantially in the form of

Exhibit G attached hereto, pursuant to which the Existing Mortgages shall be amended to reflect the amendment and restatement of the Existing Credit Agreement pursuant hereto.

        "Applicable Fee Rate" means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the Aggregate Commitment under Section 2.5.2 at such time at the rate set forth in the Pricing Schedule.

        "Applicable Margin" means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

        "Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

        "Article" means an article of this Agreement unless another document is specifically referenced.

        "Authorized Officer" means any of the president, the chief financial officer, any vice president, the treasurer or any assistant treasurer of the Borrower, acting singly.

        "Available Aggregate Commitment" means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

        "Bank of America Assignment" has the meaning assigned to such term in the recitals hereto.

        "Bank One" means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

        "Borrower" means Cimarex Energy Co., a Delaware corporation, and its successors and assigns.

        "Borrowing Base" means, at the particular time in question, either the amount provided for in Section 2.6.1 or the amount otherwise determined in accordance with the provisions of Section 2.6; provided, however, that in no event shall the Borrowing Base ever exceed the Maximum Credit Amount.

        "Borrowing Base Properties" means all oil and gas properties evaluated by Lenders for purposes of establishing the Borrowing Base.

        "Borrowing Base Usage Percentage" means, for any day, the quotient obtained by dividing (i) the Aggregate Outstanding Credit Exposure on such day, by (ii) the Borrowing Base in effect on such day, multiplied by 100.

        "Borrowing Date" means a date on which an Advance is made hereunder.

        "Borrowing Notice" is defined in Section 2.9.

        "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

        "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

        "Change in Control" means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower.

        "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

        "Collateral" means all Property of Borrower and its Subsidiaries in which a Lien has been granted pursuant to the Collateral Documents.

        "Collateral Documents" means, collectively, the documents listed on the Security Schedule and all other deeds of trust, mortgages, assignments, security agreements, pledge agreements and other security documents from time to time delivered to Administrative Agent to secure the Secured Obligations.

        "Collateral Shortfall Amount" is defined in Section 11.1.

        "Commitment" means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate amount not exceeding the amount set forth on the Lenders Schedule or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 15.3.2, as such amount may be modified from time to time pursuant to the terms hereof; provided that no Lender's Commitment shall ever exceed such Lender's Pro Rata Share of the Aggregate Commitment.

        "Consolidated EBITDA" means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income and income based taxes paid or accrued, (iii) depreciation, depletion, amortization and impairment, including without limitation, impairment of goodwill, and (iv) any non-cash items associated with mark to market accounting, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

        "Consolidated Funded Indebtedness" means at any time the aggregate dollar amount of Consolidated Indebtedness which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time.

        "Consolidated Indebtedness" means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

        "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

        "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other

Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

        "Conversion/Continuation Notice" is defined in Section 2.10.

        "Controlled Group" means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        "Credit Extension" means the making of an Advance or the issuance of a Facility LC hereunder.

        "Credit Extension Date" means the Borrowing Date for an Advance or the issuance date for a Facility LC.

        "Default" means an event described in Article X.

        "Determination Date" is defined in Section 2.6.2.

        "Disclosure Schedule" means Schedule 3 hereto.

        "Distribution Agreement" is defined in the Merger Agreement.

        "Engineered Value" means, at the time of determination, the future net revenues of the Borrowing Base Properties calculated by Administrative Agent using the pricing parameters and discount rate currently being used by Administrative Agent.

        "Engineering Report" means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.1(x) and (xi).

        "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

        "Equity" means shares of capital stock or a partnership, profits, capital, member or other equity interest, or options, warrants or any other rights to substitute for or otherwise acquire the capital stock or a partnership, profits, capital, member or other equity interest of any Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

        "Eurodollar Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

        "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

        "Eurodollar Loan" means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurodollar Rate.

        "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, an interest rate per annum equal to the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

        "Excluded Taxes" means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located.

        "Exhibit" refers to an exhibit to this Agreement, unless another document is specifically referenced.

        "Existing Credit Agreement" has the meaning assigned to such term in the recitals hereto.

        "Existing Indebtedness" has the meaning assigned to such term in the recitals hereto.

        "Existing Lenders" has the meaning assigned to such term in the recitals hereto.

        "Existing Mortgages" means the mortgages, deeds of trust, security agreements, assignments pledges and other documents, instruments and agreements described on the Security Schedule, which establish Liens on certain of Borrowing Base Properties to secure Borrower's obligations under the Existing Credit Agreement.

        "Facility LC" is defined in Section 2.20.1.

        "Facility LC Application" is defined in Section 2.20.3.

        "Facility LC Collateral Account" is defined in Section 2.20.11.

        "Facility Termination Date" means October 2, 2005 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

        "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

        "Financial Contract" of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, and (ii) any Rate Management Transaction.

        "Floating Rate" means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

        "Floating Rate Advance" means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

        "Floating Rate Loan" means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

        "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

        "Guarantors" means Key, Columbus Energy Corp., a Colorado corporation, Brock Gas Systems and Equipment, Inc., a Texas corporation, Cimarex Energy Services, Inc., an Oklahoma corporation, and each other Material Subsidiary and their successors and assigns.

        "Guaranty" means that certain Guaranty dated of even date herewith executed by the Guarantors in favor of the Administrative Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

        "Highest Lawful Rate" means, on any day with respect to each Lender to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender is permitted under applicable law to contract for, take, charge or receive with respect to such Obligations for such day. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender at a rate in excess of the Highest Lawful Rate applicable to such Lender.

        "Increase" is defined in Section 2.5.4.

        "Indebtedness" of a Person means such Person's (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person (other than Permitted Encumbrances), (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) obligations to reimburse issuers of Letters of Credit, (ix) obligations with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under "take-or-pay" contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), (x) obligations with respect to other obligations to deliver goods or services in consideration of advance payments therefor; and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

        "Initial Engineering Report" means the engineering report concerning oil and gas properties of Helmerich & Payne, Inc. and its Subsidiaries prepared by Netherland, Sewell & Associates as of September 30, 2001 and the engineering report concerning oil and gas properties of Key prepared by Key and audited by Ryder Scott Company as of December 31, 2001.

        "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

        "Key" has the meaning assigned to such term in the recitals hereto.

        "LC Fee" is defined in Section 2.20.4.

        "LC Issuer" means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

        "LC Obligations" means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

        "LC Payment Date" is defined in Section 2.20.5.

        "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

        "Lenders Schedule" means Schedule 2 attached hereto.

        "Lending Installation" means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.18.

        "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

        "Loan" means, with respect to a Lender, such Lender's loan made pursuant to Article II (or any conversion or continuation thereof).

        "Loan Documents" means this Agreement, the Facility LC Applications and any Notes issued pursuant to Section 2.14, the Collateral Documents and the Guaranty.

        "Material Adverse Effect" means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

        "Material Indebtedness" means Indebtedness in an outstanding principal amount of $1,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

        "Material Indebtedness Agreement" means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

        "Material Subsidiary" means a Subsidiary of Borrower that owns a Substantial Portion of the Property of Borrower and its Subsidiaries.

        "Maximum Credit Amount" means Four Hundred Million Dollars ($400,000,000).

        "Merger" means the reorganization transactions contemplated by the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger, as the same may be amended, dated February 23, 2002 among Helmerich & Payne, Inc., Helmerich & Payne Exploration and Production Co., Mountain Acquisition Co. and Key.

        "Merger Documents" means the Merger Agreement and Distribution Agreement.

        "Minimum Collateral Amount" means with respect to any Aggregate Commitment, 75% of the Required Reserve Value established by Administrative Agent to support such Aggregate Commitment.

        "Modify" and "Modification" are defined in Section 2.20.1.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage" means, collectively, all deeds of trust and mortgages included in the Collateral Documents.

        "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

        "Note" is defined in Section 2.14.

        "Notice of Assignment" is defined in Section 15.3.2.

        "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

        "Off-Balance Sheet Liability" of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called "synthetic lease" transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

        "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

        "Original Agent" has the meaning assigned to such term in the recitals hereto.

        "Other Taxes" is defined in Section 3.3(ii).

        "Outstanding Credit Exposure" means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

        "Participants" is defined in Section 15.2.1.

        "Payment Date" means the last day of each fiscal quarter of Borrower.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "PDP Reserves" means Proved Reserves that are categorized as both "Developed" and "Producing" in the SPE Definitions.

        "Permitted Encumbrances" means any Lien permitted by Section 7.6.

        "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

        "Pricing Schedule" means Schedule 1 attached hereto.

        "Prime Rate" means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

        "Pro Rata Share" means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender's Commitment and the denominator of which is the Aggregate Commitment.

        "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        "Proved Reserves" means "Proved Reserves" as defined in the SPE Definitions.

        "Purchasers" is defined in Section 15.3.1.

        "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures. Notwithstanding the foregoing, a "Rate Management Transaction" shall not include any contract for the purchase and sale of natural gas or oil entered into in the ordinary course of business and on customary trade terms.

        "Rate Management Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

        "Redetermination" means a Scheduled Redetermination or a Special Redetermination.

        "Register" is defined in Section 15.3.3.

        "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        "Reimbursement Obligations" means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.20 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

        "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

        "Required Lenders" means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the Aggregate Outstanding Credit Exposure.

        "Required Reserve Value" means, with respect to any Aggregate Commitment, that portion of the Borrowing Base Properties that Administrative Agent has determined, in its sole discretion, is necessary to support such Aggregate Commitment.

        "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

        "S&P" means Standard and Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

        "Sale and Leaseback Transaction" means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

        "Schedule" refers to a specific schedule to this Agreement, unless another document is specifically referenced.

        "Scheduled Redetermination" means any redetermination of the Borrowing Base pursuant to Section 2.6.2.

        "SEC" means the Securities and Exchange Commission.

        "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

        "Security Schedule" means Schedule 4 hereto.

        "Secured Obligations" means, collectively, (i) the Obligations and (ii) all Rate Management Obligations owing to one or more Lenders or any affiliates of such Lenders.

        "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

        "SPE Definitions" means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

        "Special Redetermination" means any redetermination of the Borrowing Base pursuant to Section 2.6.3 or Section 2.6.4.

        "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled, provided that associations, joint ventures or other relationships (a) which are established pursuant to a standard form operating agreement or similar agreement or which are partnerships for purposes of federal income taxation only, (b) which are not corporations or partnerships (or subject to the Uniform Partnership Act) under applicable state applicable law, and (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships, shall not be deemed to be "Subsidiaries" of such Person.

Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

        "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

        "Transferee" is defined in Section 15.4.

        "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

        "Unfunded Liabilities" means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

        "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        "Wholly-Owned Subsidiary" of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

        2.1.    Commitment.    From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Loans to the Borrower and (ii) participate in Facility LCs issued upon the request of the Borrower, provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender's Outstanding Credit Exposure shall not exceed its Commitment and the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to extend credit hereunder shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.20.

        2.2.    Required Payments; Termination.    The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

        2.3.    Ratable Loans.    Each Advance hereunder shall consist of Loans made from the several Lenders ratably according to their Pro Rata Shares.

        2.4.    Types of Advances.    The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.

        2.5.    Commitment Fee; Initial Aggregate Commitment, Changes in Aggregate Commitment.

          2.5.1.    The initial Aggregate Commitment is $200,000,000, and Administrative Agent has notified Borrower of the Required Reserve Value for such Aggregate Commitment.

          2.5.2.    The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

          2.5.3.    Once during each period between Scheduled Redeterminations, the Borrower may reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000, upon at least three Business Days' written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the Aggregate Outstanding Credit Exposure.

          2.5.4.    So long as no Default or Unmatured Default has occurred and is continuing the Borrower shall have the right to increase the Aggregate Commitment by obtaining additional Commitments (the amount of such increase is herein called the "Increase"), either from one or more of the Lenders or another lending institution provided that (A) Borrower shall have notified Administrative Agent of the amount of the Increase and Administrative Agent shall have notified Borrower and Lenders of the Required Reserve Value for the Aggregate Commitment as increased by the Increase, (B) each Lender shall have had the option to increase its Commitment by its Pro Rata Share of the Increase, (C) the Administrative Agent shall have approved the identity of any such new Lender, such approval not to be unreasonably withheld, (D) any such new Lender shall have assumed all of the rights and obligations of a "Lender" hereunder, (E) the procedure described in Section 15.6 shall have been complied with, (F) first Liens (subject only to Permitted Encumbrances) shall have been created by Mortgages in favor of Administrative Agent in the Minimum Collateral Amount of the Borrowing Base Properties (based upon the new Required Reserve Value as described above), and (G) after giving effect to the Increase, the Aggregate Commitment shall not exceed the Borrowing Base.

        2.6.    Borrowing Base and Required Reserve Value.

          2.6.1.    During the period from the date hereof to the first Determination Date the Borrowing Base shall be $275,000,000.

          2.6.2.    By March 31 and September 30 of each year beginning March 31, 2003, Borrower shall furnish to each Lender all information, reports and data that Administrative Agent has then requested concerning the businesses and properties (including their oil and gas properties and interests and the reserves and production relating thereto) of Borrower and its Subsidiaries, together with the Engineering Report. Within 30 days after receiving such information, reports and data, or as promptly thereafter as practicable, Required Lenders shall agree upon an amount for the Borrowing Base (provided that all Lenders must agree to any increase in the Borrowing Base) and Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder and the Required Reserve Value for the Aggregate Commitment then in effect, which designation shall take effect immediately on the date such notice is sent (herein called a "Determination Date") and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this Section, Administrative Agent may nonetheless designate the Borrowing Base and the Required Reserve Value at any amount which Required Lenders determine and may redesignate the Borrowing Base and the Required Reserve Value from time to time thereafter until each Lender receives all such information, reports and data, whereupon Required Lenders shall designate a new Borrowing Base and Required Reserve Value as described above. Required Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which they in their discretion assign to the various oil and gas properties included in the Collateral at the time in question and based upon such other credit factors (including without limitation the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Borrower and its Subsidiaries) as they in their discretion deem significant. It is expressly understood that Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base or the Required Reserve Value at any particular amount, whether in relation to the Aggregate Commitment or otherwise.

          2.6.3.    In addition to Scheduled Redeterminations, Required Lenders shall be permitted to make a Special Redetermination of the Borrowing Base once in each calendar year. Any request by Required Lenders pursuant to this Section 2.6.3 shall be submitted to Administrative Agent and Borrower.

          2.6.4.    In addition to Scheduled Redeterminations, Borrower shall be permitted to request a Special Redetermination of the Borrowing Base once in each calendar year. Such request shall be submitted to Administrative Agent and Lenders and at the time of such request Borrower shall (x) deliver to Administrative Agent and each Lender an Engineering Report, and (y) notify Administrative Agent and each Lender of the Borrowing Base requested by Borrower in connection with such Special Redetermination.

          2.6.5.    Any Special Redetermination shall be made by Lenders in accordance with the procedures and standards set forth in Section 2.6.2; provided, that, no Engineering Report will be required to be delivered to Administrative Agent and Lenders in connection with any Special Redetermination requested by Required Lenders pursuant to Section 2.6.3.

        2.7.    Minimum Amount of Each Advance.    Each Eurodollar Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $100,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

        2.8.    Principal Payments.

          (a)    Optional Principal Payments.    The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days' prior notice to the Administrative Agent. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.5 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days' prior notice to the Administrative Agent.

          (b)    Mandatory Payments.    If at any time the Aggregate Outstanding Credit Exposure is in excess of the Aggregate Commitment (in this Section, such excess is called a "Deficiency"), Borrower shall within 90 days after Administrative Agent gives notice of such fact to Borrower prepay the principal of the Loans in an aggregate amount at least equal to such Deficiency (or, if the Loans have been paid in full, deposit into the Facility LC Collateral Account the amount required to eliminate the Deficiency). Each payment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

        2.9.    Method of Selecting Types and Interest Periods for new Advances.    The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower shall give the Administrative Agent irrevocable notice (a "Borrowing Notice") not later than 11:00 a.m. (Chicago time) on the same Business Day as the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

            (i)  the Borrowing Date, which shall be a Business Day, of such Advance,

          (ii)  the aggregate amount of such Advance,

          (iii)  the Type of Advance selected, and

          (iv)  in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XVI. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent's aforesaid address.

        2.10.    Conversion and Continuation of Outstanding Advances.    Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a

Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.8 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give the Administrative Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

            (i)  the requested date, which shall be a Business Day, of such conversion or continuation,

          (ii)  the aggregate amount and Type of the Advance which is to be converted or continued, and

          (iii)  the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

        2.11.    Changes in Interest Rate, etc.    Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.10, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower's selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

        2.12.    Rates Applicable After Default.    Notwithstanding anything to the contrary contained in Section 2.9, 2.10 or 2.11, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower, declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower, declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 10.6 or 10.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the LC Fee set forth in clause (iii) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

        2.13.    Method of Payment.

          2.13.1.    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent's address specified pursuant to Article XVI, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (local time) on the date when due and shall (except in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XVI or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrower to the LC Issuer pursuant to Section 2.20.

          2.13.2.    When Administrative Agent collects or receives proceeds of Collateral, Administrative Agent shall distribute all money so collected or received, and Administrative Agent and each Lender shall apply all such money so distributed, as follows:

            (a)  first, for the payment of all Secured Obligations which are then due and if such money is insufficient to pay all such Secured Obligations, first to any reimbursements due Administrative Agent under Section 12.6 and then to the partial payment of all other Secured Obligations then due in proportion to the amounts thereof, or as Administrative Agent and Lender shall otherwise agree;

            (b)  then for the prepayment of the Secured Obligations; and

            (c)  last, for the payment or prepayment of any other indebtedness or obligations secured by the Collateral.

All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.8. All distributions of amounts described in any of subsections (b) or (c) above shall be made by Administrative Agent pro rata to each Lender then owed Secured Obligations described in such subsection in proportion to all amounts owed to Administrative Agent and all Lenders which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.20.5 or to Administrative Agent under Section 13.8, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer, or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.

        2.14.    Evidence of Indebtedness.

            (i)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (ii)  The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (iii)  The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

          (iv)  Each Lender's Loans and interest thereon shall at all times be evidenced by a promissory note in the form of Exhibit A hereto (each a "Note") payable to the order of such Lender.

        2.15.    Telephonic Notices.    The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

        2.16.    Interest Payment Dates; Interest and Fee Basis.    Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, commitment fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

        2.17.    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.    Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

        2.18.    Lending Installations.    Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XVI, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

        2.19.    Non-Receipt of Funds by the Administrative Agent.    Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

        2.20.    Facility LCs.

          2.20.1.    Issuance.    The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and commercial letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than one year after the issuance thereof; provided that if such expiry date is after the fifth Business Day prior to the Facility Termination Date, Borrower shall deposit in the Facility LC Collateral Account on such fifth Business Day immediately available funds in an amount equal to or greater than the undrawn amount of such Facility LC.

          2.20.2.    Participations.    Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.20, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

          2.20.3.    Notice.    Subject to Section 2.20.1, the Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender's participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a "Facility LC Application"). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

          2.20.4.    LC Fees.    The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, at the time of issuance of each Facility LC, a letter of credit fee calculated at an amount equal to the greater of $500.00 or a per annum rate equal to the Applicable Margin for Eurodollar Loans on the stated amount of such Facility LC (each such fee described in this sentence an "LC Fee"). The Borrower shall also pay to the LC Issuer for its own account at the time of issuance of each Facility LC, a fronting fee in an amount equal to 0.125% of the initial stated amount, and documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer's standard schedule for such charges as in effect from time to time.

          2.20.5.    Administration; Reimbursement by Lenders.    Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the "LC Payment Date"). The responsibility of the LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.20.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer's demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

          2.20.6.    Reimbursement by Borrower.    The Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the LC Issuer's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.20.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

          2.20.7.    Obligations Absolute.    The Borrower's obligations under this Section 2.20 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the LC Issuer or any Lender under any liability to the Borrower. Nothing in this Section 2.20.7 is intended to limit the right of the Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.20.6.

          2.20.8.    Actions of LC Issuer.    The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.20, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

          2.20.9.    Indemnification.    The Borrower hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Administrative Agent, and their respective directors, officers, Administrative Agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, the LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.20.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

          2.20.10.    Lenders' Indemnification.    Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, Administrative Agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct or the LC Issuer's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.20 or any action taken or omitted by such indemnitees hereunder.

          2.20.11.    Facility LC Collateral Account.    The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the "Facility LC Collateral Account") at the Administrative Agent's office at the address specified pursuant to Article XVI, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 11.1. The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of the Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.20.11 shall either obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 11.1.

          2.20.12.    Rights as a Lender.    In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

        2.21.    Replacement of Lender.    If the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender's obligation to make or continue, or to convert Floating Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.4

(any Lender so affected an "Affected Lender"), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 15.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

        2.22.    Limitation of Interest.    The Borrower, the Administrative Agent and the Lenders intend to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.22 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section 2.22, even if such provision declares that it controls. As used in this Section 2.22, the term "interest" includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of the Obligations. In no event shall the Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Highest Lawful Rate. None of the terms and provisions contained in this Agreement or in any other Loan Document which directly or indirectly relate to interest shall ever be construed without reference to this Section 2.22, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Highest Lawful Rate.

ARTICLE III

YIELD PROTECTION; TAXES

        3.1.    Yield Protection.    If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

            (i)  subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

          (ii)  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

          (iii)  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or the LC Issuer as the case may be.

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

        3.2.    Changes in Capital Adequacy Regulations.    If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, the Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender's or the LC Issuer's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

        3.3.    Taxes.

            (i)  All payments by the Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, to the extent not prohibited by applicable law, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

          (ii)  In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application ("Other Taxes").

          (iii)  The Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.3) paid by the Administrative Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

          (iv)  Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

          (v)  For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.3 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

          (vi)  Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

        (vii)  If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.3(vii) shall survive the payment of the Obligations and termination of this Agreement.

        3.4.    Availability of Types of Advances.    If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.5.

        3.5.    Funding Indemnification.    If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

        3.6.    Lender Statements; Survival of Indemnity.    To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.3 or to avoid the unavailability of Eurodollar Advances under Section 3.4, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.3 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.3 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

        4.1.    Initial Credit Extension.    The Lenders shall not be required to make the initial Credit Extension hereunder unless:

          4.1.1.    The Borrower has furnished to the Administrative Agent the following, with sufficient copies for the Lenders:

              (i)  Copies of the certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

            (ii)  Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

            (iii)  An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

            (iv)  A certificate, signed by the chief financial officer of the Borrower, stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

            (v)  A written opinion of counsel to the Borrower and the Guarantors, addressed to the Administrative Agent and the Lenders in substantially the form of Exhibit E.

            (vi)  A Note payable to the order of each Lender.

          (vii)  Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

          (viii)  If the initial Credit Extension will be the issuance of a Facility LC, a properly completed Facility LC Application.

            (ix)  The Guaranty and the Collateral Documents described in the Security Schedule.

            (x)  The insurance certificate described in Section 5.19.

            (xi)  Initial Engineering Report.

          (xii)  A copy of each Merger Document duly executed and delivered by each party thereto.

          (xiii)  Such other documents as any Lender or its counsel may have reasonably requested.

          4.1.2.    The following additional conditions shall have been satisfied:

              (i)  The Merger shall have been consummated.

            (ii)  All fees and expenses owing by Borrower or its Subsidiaries to Administrative Agent shall have been paid, including attorneys fees.

            (iii)  Borrower shall have deposited $16,500 with counsel for Administrative Agent, to be held by such counsel and applied toward payment of costs and expenses for recordation of the assignments and amendments of the Collateral Documents described in the Security Schedule and the related UCC-3 financing statements, as provided pursuant to Section 12.6. If such deposit exceeds the amount of such costs and expenses, the excess shall be returned to the Borrower. If such deposit is less than such costs and expenses, the deficit shall be paid by Borrower pursuant to Section 12.6.

        4.2.    Each Credit Extension.    The Lenders shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

            (i)  There exists no Default or Unmatured Default.

          (ii)  The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

          (iii)  All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lenders and their counsel.

        Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        The Borrower represents and warrants to the Lenders that:

        5.1.    Existence and Standing.    Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        5.2.    Authorization and Validity.    The Borrower has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

        5.3.    No Conflict; Government Consent.    Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or (ii) the Borrower's or any Subsidiary's articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

        5.4.    Financial Statements.    The audited annual and unaudited quarterly, consolidated financial statements of Helmerich & Payne, Inc. and Key heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

        5.5.    Material Adverse Change.    Since December 31, 2001 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

        5.6.    Taxes.    The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

        5.7.    Litigation and Contingent Obligations.    There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

        5.8.    Subsidiaries.    The Disclosure Schedule contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

        5.9.    ERISA.    The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $500,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan except as disclosed in the Disclosure Schedule.

        5.10.    Accuracy of Information.    No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

        5.11.    Regulation U.    Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

        5.12.    Material Agreements.    Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness, which default could reasonably be expected to have a Material Adverse Effect.

        5.13.    Compliance With Laws.    The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

        5.14.    Ownership of Properties.    Each of Borrower and its Subsidiaries has good and defensible title to all of its material properties and assets reflected in Borrower's Form S-4 Registration Statement under the Securities Act of 1933 filed under Registration No. 333-87948 with the SEC on August 21, 2002, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Encumbrances and of all impediments to the use of such properties and assets in such of Borrower and its Subsidiaries' business, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. Each of Borrower and its Subsidiaries owns the net interests in production attributable to the wells and units evaluated in the Initial Engineering Report and which are included in Engineered Value subject to Permitted Encumbrances. The ownership of such properties does not in the aggregate in any material respect obligate Borrower or any of its Subsidiaries consolidated financial statements provided to Administrative Agent as owned by Borrower and its Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of such properties set forth in the Initial Engineering Reports. Upon delivery of each Engineering Report furnished to the Lenders pursuant to Sections 6.1(x) and (xi), the statements made in the preceding sentences of this section shall be true with respect to such Engineering Report. Each of Borrower and its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and none of Borrower or its Subsidiaries is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property, except with respect to such types of property having an aggregate value of less than $4,000,000.

        5.15.    Plan Assets; Prohibited Transactions.    The Borrower is not an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

        5.16.    Environmental Matters.    In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

        5.17.    Investment Company Act.    Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

        5.18.    Public Utility Holding Company Act.    Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.19.    Insurance.    The certificate signed by the President or Chief Financial Officer of the Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to the Administrative Agent and the Lenders, is complete and accurate. This summary includes the insurer's or insurers' name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

        5.20.    Solvency.

            (i)  Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

          (ii)  The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

ARTICLE VI

AFFIRMATIVE COVENANTS

        During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

        6.1.    Financial Report.    The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

            (i)  Within 95 days after the close of each of its fiscal years or within 5 days after such earlier day as such financial statements are required to be filed with the SEC as part of an annual report on Form 10-K or any successor form, an unqualified audit report certified by KPMG LLP or other independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and statements of operations, stockholders equity and cash flows, accompanied by (a) any management letter prepared by said accountants, and (b) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

          (ii)  Within 50 days after the close of the first three quarterly periods of each of its fiscal years, or within 5 days after such earlier day as such financial statements are required to be filed with the SEC as part of a quarterly report on Form 10Q or any successor form, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and statements of operations, stockholders equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

          (iii)  Together with the financial statements required under Sections 6.1(i) and (ii), copies of all certifications made by officers of Borrower to the SEC in connection with such financial statements and a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

          (iv)  Within 270 days after the close of each fiscal year, a statement of the Unfunded Liabilities of each Single Employer Plan, if any, certified as correct by an actuary enrolled under ERISA.

          (v)  As soon as possible and in any event within 10 days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.

          (vi)  As soon as possible and in any event within 10 days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

        (vii)  Promptly upon the furnishing thereof to the stockholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

        (viii)  Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

          (ix)  On each yearly anniversary of the closing date, a certificate of good standing for the Borrower and each other Person which has pledged collateral in support of the Obligations from the appropriate governmental officer in its jurisdiction of incorporation or organization.

          (x)  By March 31 of each year, an Engineering Report prepared as of the preceding January 1, by petroleum engineers who are employees of Borrower and audited by Ryder Scott Company, or other independent petroleum engineers chosen by Borrower and acceptable to Required Lenders, concerning all oil and gas properties and interests owned by any Borrower and its Subsidiaries which are located in or offshore of the United States and which have attributable to them proved oil or gas reserves. This reserve audit described above shall encompass a review of the reserves associated with oil and gas properties comprising at least 80% of the value stated in the report. The Engineering Report shall be satisfactory to Administrative Agent, shall contain sufficient information to enable Borrower to meet the reporting requirements concerning oil and gas reserves contained in Regulations S-K and S-X promulgated by the SEC, shall take into account any "over/under produced" status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report. This report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Borrower which distinguishes) those properties treated in the report which are Collateral from those properties treated in the report which are not Collateral.

          (xi)  By September 30 of each year, and promptly following notice of an additional Borrowing Base redetermination under Section 2.6.3, an Engineering Report prepared as of the preceding June 30 (or the first day of the preceding calendar month in the case of an additional redetermination) by petroleum engineers who are employees of Borrower (or by the independent engineers named above), together with an accompanying report on property sales, property purchases and changes in categories, both in the same form and scope as the reports in (x) above.

        (xii)  By February 28 and August 31 of each year, beginning February 28, 2003, a report describing the gross volume of production and sales attributable to production during the preceding six-month period from the properties described in the Engineering Report in Section 6.1(x) or Section 6.1(xi) and describing the related severance taxes, other taxes, and leasehold operating expenses attributable thereto and incurred during such month.

        (xiii)  Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

        6.2.    Use of Proceeds.    The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for the exploration, development and/or acquisition of oil and gas properties, and for working capital and other general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any "margin stock" (as defined in Regulation U).

        6.3.    Notice of Default.    The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

        6.4.    Conduct of Business.    The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

        6.5.    Taxes.    The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

        6.6.    Insurance.    The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to any Lender upon request full information as to the insurance carried. Upon demand by Administrative Agent any insurance policies covering Collateral shall be endorsed (a) to provide for payment of losses to Administrative Agent as its interests may appear, and (b) to provide that such policies may not be canceled or reduced or affected in any material manner for any reason without fifteen days prior notice to Administrative Agent, and (c) to provide for any other matters specified in any applicable Collateral Document or which Administrative Agent may reasonably require; provided that the Borrower shall self insure against fire, casualty, and other hazards normally insured against.

        6.7.    Compliance With Laws.    The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws in all material respects.

        6.8.    Maintenance of Properties.    The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

        6.9.    Inspection.    The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and Administrative Agents, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

ARTICLE VII

NEGATIVE COVENANTS

        7.1.    Dividends.    The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary.

        7.2    Indebtedness.    The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

            (i)  The Loans and the Reimbursement Obligations.

          (ii)  Indebtedness existing on the date hereof and described in the Disclosure Schedule.

          (iii)  Indebtedness arising under Rate Management Agreements permitted by Section 7.11.

          (iv)  Contingent Obligations permitted by Section 7.10.

          (v)  Non-recourse Indebtedness as to which none of Borrower or its Subsidiaries (i) provides any guaranty or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable (as a guarantor or otherwise); provided, that after giving effect to such Indebtedness outstanding from time to time, Borrower is not in violation of Article VIII.

          (vi)  miscellaneous items of Indebtedness not described in subsections (i) through (v) above which do not in the aggregate (taking into account all such Indebtedness of Borrower and its Subsidiaries) exceed $10,000,000 at any one time outstanding.

        7.3.    Merger.    The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.

        7.4.    Sale of Assets.    The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

            (i)  Sales of inventory in the ordinary course of business.

          (ii)  Disposition of equipment and other personal property that is replaced by equivalent property or consumed in the normal operation of its Property.

          (iii)  Dispositions of a portion of its Property in connection with operating agreements, farmouts, farmins, joint exploration and development agreements and other agreements customary in the oil and gas industry that are entered into for the purposes of developing its Property and under which it receives relatively equivalent consideration; provided that such portion of such property is not included in a drilling or spacing unit for an oil and/or gas well included in Engineered Value that is subject to a Lien in favor of Administrative Agent.

          (iv)  Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than (i), (ii) and (iii) above) as permitted by this Section during the period since the most recent Determination Date, do not constitute more than 5% of the Engineered Value of the Borrowing Base Properties as determined by Administrative Agent in its sole discretion.

          (v)  interests in oil and gas properties, portions thereof, to which no proved reserves of oil, gas or other liquid or gaseous hydrocarbons are properly attributed.

        7.5.    Investments and Acquisitions.    The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

            (i)  Cash Equivalent Investments.

          (ii)  Investments in Borrower's Subsidiaries which are Guarantors and with respect to which 100% of its Equity has been pledged to Administrative Agent.

          (iii)  Investments in existence on the date hereof and described on the Disclosure Schedule.

          (iv)  Investments in associations, joint ventures, and other relationships (a) that are established pursuant to standard form operating agreements or similar agreements or which are partnerships for purposes of federal income taxation only, (b) that are not corporations or partnerships (or subject to the Uniform Partnership Act or other applicable state partnership act) under applicable state law, or (c) whose businesses are limited to the exploration, development and operation of oil, gas or mineral properties and interests owned directly by the parties in such associations, joint ventures or relationships in which the ownership interest of Borrower or its Subsidiary is in direct proportion to the amount of such Investment.

          (v)  Investments in Subsidiaries of Borrower that are not Material Subsidiaries which do not exceed $5,000,000 in the aggregate during any fiscal year of Borrower.

          (vi)  Miscellaneous items of Investments not described in clauses (i) through (v) above which do not (taking into account all such Investments of Borrower and its Subsidiaries) exceed an aggregate amount of $5,000,000 during any fiscal year of Borrower.

        7.6.    Liens.    The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of, or on the Property of the Borrower or any of its Subsidiaries, except:

            (i)  Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

          (ii)  Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

          (iii)  Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

          (iv)  Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

          (v)  Liens existing on the date hereof and described on the Disclosure Schedule.

          (vi)  Liens in favor of the Administrative Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

        (vii)  Liens on Property other than Collateral to secure Indebtedness permitted by Section 7.2(v).

        (viii)  With respect to Property subject to any Collateral Document, Liens burdening such Property that are expressly allowed by such Collateral Document.

          (ix)  Liens arising under operating agreements, unitization, pooling agreements and other agreements customary in the oil and gas industry securing amounts owed to operators and joint owners of oil and gas properties that shall not at the time be delinquent, or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

          (x)  Contracts, agreements, instruments, obligations, defects and irregularities affecting the Property that individually or in the aggregate are not such as to interfere materially with the use, operation or value of the Property.

        7.7.    Affiliates.    The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

        7.8.    Sale of Accounts.    The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse in excess of $500,000 in the aggregate during any Fiscal Year.

        7.9.    Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.    The Borrower will not, nor will it permit any Subsidiary to, enter into or suffer to exist any (i) Sale and Leaseback Transaction or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for Rate Management Obligations permitted to be incurred under the terms of Section 7.11.

        7.10.    Contingent Obligations.    The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, (iii) the Guaranty and (iv) other Contingent Obligations not to exceed an outstanding aggregate amount of $20,000,000 at any time.

        7.11.    Financial Contracts.    None of Borrower or its Subsidiaries will be a party to or in any manner be liable on any Financial Contract except:

          (a)  contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Borrower and its Subsidiaries, provided that at all times: (i) no such contract fixes a price for a term of more than 36 months; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed 75% of the aggregate Engineered Projected Production (as defined below) of Borrower and its Subsidiaries anticipated to be sold in the ordinary course of their businesses for such month, (iii) no such contract requires Borrower or any of its Subsidiaries to put up money, assets, letters of credit or other security against the event of its nonperformance prior to actual default by such Borrower or any of its Subsidiaries in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made has long-term obligations rated BBB+ or Baa1 or better, respectively, by either Moody's or S&P. As used in this subsection, the term "Engineered Projected Production" means the Engineered Value of projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by Borrower and its Subsidiaries that are located in or offshore of the United States and are PDP Reserves, as such production is projected in the most recent report delivered pursuant to Section 6.1(x) or (xi), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental reports meeting the requirements of such Section 6.1(x) or (xi) above and otherwise are satisfactory to Administrative Agent; and

          (b)  contracts entered into by Borrower or its Subsidiaries with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Borrower or its Subsidiaries that is accruing interest at a variable rate, provided that no such contract shall be entered into by Borrower or any of its subsidiaries for speculative purposes

        7.12.    Letters of Credit.    The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon or in respect of any Letter of Credit other than Facility LCs.

        7.13.    Prohibited Contracts.    Except as expressly provided for in the Loan Documents, none of Borrower or its Subsidiaries will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Subsidiary of Borrower to: (a) pay dividends or make other distributions to Borrower, (b) to redeem equity interests held in it by Borrower, (c) to repay loans and other indebtedness owing by it to Borrower, or (d) to transfer any of its assets to Borrower, except restrictions arising under farmout agreements and similar agreements relating to the development of oil and gas properties with respect to preferential rights to purchase oil and gas properties, required third party consents to assignments of contracts relating to oil and gas properties, and similar agreements of general applicability contained in operating agreements, farmouts, farmins, joint exploration and development agreements and other agreements customary in the oil and gas industry. None of Borrower or its Subsidiaries will enter into any "take-or-pay" contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. None of Borrower or its Subsidiaries will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Collateral Documents. None of Borrower or its Subsidiaries will incur any obligation to contribute to any "Multiemployer Plan".

ARTICLE VIII

FINANCIAL COVENANTS

        8.1.    Current Ratio.    The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Borrower's consolidated current assets plus the Available Aggregate Commitment to (ii) Borrower's consolidated current liabilities, to be less than 1.0 to 1.0.

        8.2.    Leverage Ratio.    The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters to be greater than 3.0 to 1.0.

ARTICLE IX

COLLATERAL AND GUARANTEES

        9.1.    Collateral.    At all times the Secured Obligations shall be secured by first and prior Liens (subject only to Permitted Encumbrances) covering and encumbering (i) the Minimum Collateral Amount, and (ii) all of the issued and outstanding Equity of each Guarantor and each Material Subsidiary owned by Borrower and/or owned by each Subsidiary of Borrower. On the date hereof, the Borrower and its Subsidiaries shall deliver to Administrative Agent for the ratable benefit of each Lender, the Amendments to Existing Mortgages and within thirty (30) days after the date hereof, Borrower shall deliver to Administrative Agent for the ratable benefit of each Lender, the Mortgages, each in form and substance acceptable to Administrative Agent and duly executed by Borrower and its Subsidiaries, as applicable, together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect first and prior Liens (subject only to Permitted Encumbrances) in the Minimum Collateral Amount.

          9.1.1.    To the extent necessary to comply with the first sentence of Section 9.1, (i) within 30 days after each Determination Date and (ii) prior to each increase in the Aggregate Commitment, Borrower and its Subsidiaries shall execute and deliver to Administrative Agent, for the ratable benefit of each Lender, Mortgages in form and substance acceptable to Administrative Agent and duly executed by Borrower and any such Subsidiary (as applicable) together with such other assignments, conveyances, amendments, agreements and other writings (each duly authorized and executed) as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by this Section 9.1.

          9.1.2.    Within 90 days after the date hereof and at any time thereafter that Borrower or any of its Subsidiaries is required to execute and deliver Mortgages to Administrative Agent pursuant to Section 9.1.1, Borrower shall also deliver to Administrative Agent, within 20 days after delivery of such Mortgages to Administrative Agent, evidence of title reasonably satisfactory to Administrative Agent to verify (i) Borrower's or such Subsidiary's title to 75% of the Minimum Collateral Amount subject to such Mortgages, and (ii) the validity of the Liens created by such Mortgages. With respect to Borrower's and such Subsidiary's title to such Property, such evidence may include check stubs, revenue receipts or other evidence that Borrower or such Subsidiary has been receiving proceeds of production for a reasonable length of time without interruption or challenge, as well as joint interest billings or other evidence of the costs and expenses of operations paid by Borrower or such Subsidiary. With respect to the validity of the Liens created by such Mortgages, such evidence may include opinions from local counsel in each state in which the Property subject to the Lien is located, that the form of Mortgage is sufficient in such state to create a Lien on Borrower's or such Subsidiary's interest therein, the validity thereof and, that when the Mortgage is properly filed and recorded, such Liens will be perfected on Borrower's and such Subsidiary's interests such Property.

          9.1.3.    On the date hereof and at the time any Subsidiary of Borrower becomes a Material Subsidiary and prior to any Investments being permitted to be made in any Material Subsidiary pursuant to the terms of Section 7.5, Borrower and any Subsidiaries of Borrower (as applicable) shall execute and deliver to Administrative Agent for the ratable benefit of each Lender, a stock pledge agreement substantially in the form of Exhibit I from Borrower and/or its Subsidiaries (as applicable) covering the Equity in all Material Subsidiaries, together with all certificates (or other evidence acceptable to Administrative Agent) evidencing the issued and outstanding Equity of each such Material Subsidiary of every class owned by Borrower or such Subsidiary (as applicable) which, if certificated, shall be duly endorsed or accompanied by stock powers executed in blank (as applicable), as Administrative Agent shall deem necessary or appropriate to grant, evidence and perfect the Liens required by Section 9.1 in the issued and outstanding Equity of each such Material Subsidiary.

        9.2.    Guarantees.    On the date hereof and at any time a Subsidiary of Borrower becomes a Material Subsidiary and prior to any Investments being permitted to be made in any Material Subsidiary pursuant to the terms of Section 7.5(ii), payment and performance of the Secured Obligations shall be fully guaranteed by each Material Subsidiary pursuant to a Guaranty substantially in the form of Exhibit F, and Borrower shall cause any such applicable Material Subsidiary to execute and deliver to Administrative Agent such Guaranty. Prior to any Investments being permitted to be made in any other Subsidiary of Borrower in excess of the amount permitted by Section 7.5, such Subsidiary shall also execute and deliver such a Guaranty in the form of Exhibit F to Administrative Agent for the ratable benefit of each Lender, together with such other documents as Administrative Agent shall deem necessary or appropriate to confirm such Guaranty.

        9.3.    Further Assurances.    Borrower agrees to deliver and to cause each of Borrower and its Subsidiaries to deliver, to further secure the Secured Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Collateral Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any real or personal property which is at such time Collateral or which was intended to be Collateral pursuant to any Collateral Document previously executed and not then released by Administrative Agent.

        9.4.    Production Proceeds.    Notwithstanding that, by the terms of the various Collateral Documents, Borrower and its Subsidiaries are and will be assigning to Administrative Agent and Lenders all of the "Production Proceeds" (as defined therein) accruing to the property covered thereby, so long as no Unmatured Default has occurred Borrower and its Subsidiaries may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Collateral Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of an Unmatured Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Collateral Documents, including the right to obtain possession of all Production Proceeds then held by Borrower and its Subsidiaries or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether purposed or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Collateral Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Borrower and its Subsidiaries constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

ARTICLE X

DEFAULTS

        The occurrence of any one or more of the following events shall constitute a Default:

        10.1.    Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

        10.2.    Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

        10.3.    The breach by the Borrower of any of the terms or provisions of Section 6.2, Section 6.3, Article VII, Article VIII or Article IX.

        10.4.    The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article X) of any of the terms or provisions of this Agreement which is not remedied within ten days after written notice from the Administrative Agent or any Lender.

        10.5.    Failure of the Borrower or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

        10.6.    The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this

Section 10.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 10.7.

        10.7.    Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 10.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

        10.8.    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

        10.9.    The Borrower or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $1,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

        10.10.    The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $500,000 or any Reportable Event shall occur in connection with any Plan.

        10.11.    Nonpayment by the Borrower or any Subsidiary of any Rate Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of "Rate Management Transactions," whether or not any Lender or Affiliate of a Lender is a party thereto, after taking into account any applicable grace period.

        10.12.    Any Change in Control shall occur.

        10.13.    The Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

        10.14.    Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.

        10.15.    Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect; or any action by Borrower or any of its Subsidiaries shall be taken to discontinue or to assert the invalidity of unenforceability of any Collateral Document.

        10.16.    The Borrower shall fail to comply in any material respect with any of the terms or provisions of any Collateral Document.

        10.17.    The representations and warranties set forth in Section 5.15 ("Plan Assets; Prohibited Transactions") shall at any time not be true and correct.

ARTICLE XI

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

        11.1.    Acceleration; Facility LC Collateral Account.

            (i)  If any Default described in Section 10.6 or 10.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount"). If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (ii)  If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

          (iii)  The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the LC Issuer under the Loan Documents.

          (iv)  At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

          (v)  If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 10.6 or 10.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

        11.2.    Amendments.    Subject to the provisions of this Section 11.2, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

            (i)  Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

          (ii)  Reduce the percentage specified in the definition of Required Lenders.

          (iii)  Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.8(b), or increase the amount of the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit the Borrower to assign its rights under this Agreement.

          (iv)  Amend this Section 11.2.

          (v)  Release any Guarantor of any Advance or, except as provided in this Agreement, release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer.

        11.3.    Preservation of Rights.    No delay or omission of the Lenders, the LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 11.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE XII

GENERAL PROVISIONS

        12.1.    Survival of Representations.    All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

        12.2.    Governmental Regulation.    Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

        12.3.    Headings.    Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

        12.4.    Entire Agreement.    The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the fee letter described in Section 13.13, all of which shall survive and remain in full force and effect during the term of this Agreement.

        12.5.    Several Obligations; Benefits of this Agreement.    The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or Administrative Agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 12.6, 12.10 and 13.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

        12.6.    Expenses; Indemnification.

            (i)  The Borrower shall reimburse the Administrative Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent) paid or incurred by the Administrative Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, recordation, filing and administration of the Loan Documents. The Borrower also agrees to reimburse the Administrative Agent, the Arranger, the LC Issuer and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Administrative Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Administrative Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Administrative Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents.

          (ii)  The Borrower hereby further agrees to indemnify the Administrative Agent, the Arranger, the LC Issuer and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arranger, the LC Issuer or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 12.6 shall survive the termination of this Agreement.

        12.7.    Numbers of Documents.    All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

        12.8.    Accounting.    Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Borrower and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower's audited financial statements.

        12.9.    Severability of Provisions.    Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        12.10.    Nonliability of Lenders.    The relationship between the Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower agrees that neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        12.11.    Confidentiality.    Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender's direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 15.4, and (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder.

        12.12.    Nonreliance.    Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

        12.13.    Disclosure.    The Borrower and each Lender hereby (i) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and/or its Subsidiaries, and (ii) waive any liability of Bank One or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

        13.1.    Appointment; Nature of Relationship.    Bank One is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the "Administrative Agent") hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XIII. Notwithstanding the use of the defined term "Administrative Agent," it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders' contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a "representative" of the Lenders within the meaning of the term "secured party" as defined in the Colorado Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

        13.2.    Powers.    The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

        13.3.    General Immunity.    Neither the Administrative Agent nor any of its directors, officers, Administrative Agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

        13.4.    No Responsibility for Loans, Recitals, etc.    Neither the Administrative Agent nor any of its directors, officers, Administrative Agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any Guarantor of any of the Obligations or of any of the Borrower's or any such Guarantor's respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

        13.5.    Action on Instructions of Lenders.    The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative

Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

        13.6.    Employment of Administrative Agents and Counsel.    The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, Administrative Agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized Administrative Agents, for the default or misconduct of any such Administrative Agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent's duties hereunder and under any other Loan Document.

        13.7.    Reliance on Documents; Counsel.    The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

        13.8.    Administrative Agent's Reimbursement and Indemnification.    The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 3.3(vii) shall, notwithstanding the provisions of this Section 13.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 13.8 shall survive payment of the Obligations and termination of this Agreement.

        13.9.    Notice of Default.    The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default." In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

        13.10.    Rights as a Lender.    In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

        13.11.    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

        13.12.    Successor Administrative Agent.    The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent's giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article XIII shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 13.12, then the term "Prime Rate" as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.

        13.13.    Administrative Agent and Arranger Fees.    The Borrower agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated June 20, 2002, or as otherwise agreed from time to time.

        13.14.    Delegation to Affiliates.    The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate's directors, officers, Administrative Agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles XII and XIII.

        13.15.    Execution of Collateral Documents.    The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf the Collateral Documents and all related agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents.

        13.16.    Collateral Releases.    The Lenders hereby empower and authorize the Administrative Agent to execute and deliver to the Borrower on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which Borrower and its Subsidiaries are permitted to sell or otherwise transfer pursuant to Section 7.4, or which shall otherwise be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 11.2, all of the Lenders) in writing.

        13.17.    Documentation Agent, Syndication Agent, etc.    Neither any of the Lenders identified in this Agreement as the Documentation Agent nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Administrative Agent in Section 13.11.

ARTICLE XIV

SETOFF; RATABLE PAYMENTS

        14.1    Setoff.    In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

        14.2.    Ratable Payments.    If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XV

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

        15.1.    Successors and Assigns.    The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 15.3, and (iii) any transfer by participation must be made in compliance with Section 15.2. Any attempted assignment or transfer by any party not made in compliance with this Section 15.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 15.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 15.1 relates only to absolute assignments and this Section 15.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 15.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 15.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

        15.2.    Participations.

          15.2.1.    Permitted Participants; Effect.    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          15.2.2.    Voting Rights.    Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 11.2 or of any other Loan Document.

          15.2.3.    Benefit of Certain Provisions.    The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 14.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 14.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 14.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 14.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 15.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.3 to the same extent as if it were a Lender.

        15.3.    Assignments.

          15.3.1.    Permitted Assignments.    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Borrower, the Administrative Agent and the LC Issuer shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender's Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

          15.3.2.    Effect; Effective Date.    Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit C (a "Notice of Assignment"), together with any consents required by Section 15.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 15.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

          15.3.3.    Register.    The Administrative Agent, acting solely for this purpose as an Administrative Agent of the Borrower, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

        15.4.    Dissemination of Information.    The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any reports provided to Administrative Agent; provided that each Transferee and prospective Transferee agrees to be bound by Section 12.11 of this Agreement.

        15.5.    Tax Treatment.    If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.3(iv).

        15.6.    Procedure for Increases and Addition of New Lenders.    This Agreement permits certain increases in a Lender's Commitment and the admission of new Lenders providing new Commitments, none of which require any consents or approvals from the other Lenders. Any amendment hereto for such an increase or addition shall be in the form attached hereto as Exhibit H and shall only require the written signatures of the Administrative Agent, the Borrower and the Lender(s) being added or increasing their Commitment. In addition, within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Lenders Schedule reflecting such increase and shall distribute such revised Schedule to each of the Lenders and the Borrower, whereupon such revised Schedule shall replace the old Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding Floating Rate Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders' respective revised Pro Rata Shares. Eurodollar Advances shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

ARTICLE XVI

NOTICES

        16.1.    Notices.    Except as otherwise permitted by Section 2.9 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth on the Lenders Schedule or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 16.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

        16.2.    Change of Address.    The Borrower, the Administrative Agent and any Lender (i) may each change the address for service of notice upon it by a notice in writing to the other parties hereto and (ii) shall give such a notice if its address shall change.

ARTICLE XVII

COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XVIII

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

        18.1.    CHOICE OF LAW.    THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF COLORADO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        18.2.    CONSENT TO JURISDICTION.    THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR COLORADO STATE COURT SITTING IN DENVER, COLORADO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

        18.3.    WAIVER OF JURY TRIAL.    THE BORROWER, THE ADMINISTRATIVE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XIX

ASSUMPTION, AMENDMENT AND RESTATEMENT

        19.1.    Assumption.    Borrower hereby irrevocably and unconditionally assumes and promises to pay the Existing Indebtedness and promises to perform all duties, responsibilities, and obligations of Key arising out of or pursuant to the Existing Agreement or any other Loan Documents (as defined in the Existing Agreement). Borrower hereby ratifies and confirms the Existing Agreement and all such other

Loan Documents. In connection with such assumption, Key shall remain liable for the Existing Indebtedness on the terms set forth in the Guaranty.

        19.2.    Amendment and Restatement.    This Agreement amends and restates in its entirety the Existing Agreement, and from and after the date hereof, the terms and provisions of the Existing Agreement shall be superseded by the terms and provisions of this Agreement. Borrower hereby agrees that (i) the Existing Indebtedness, all accrued and unpaid interest thereon, and all accrued and unpaid fees under the Existing Agreement shall be deemed to be Indebtedness of Borrower outstanding under and governed by this Agreement and (ii) all Liens securing the Existing Indebtedness shall continue in full force and effect to secure the Secured Obligations.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.

CIMAREX ENERGY CO.
By:
Paul Korus Chief Financial Officer
707 Seventeenth Street, Suite 3300 Denver, Colorado 80202 Attention: Paul Korus Telephone: (303) 295-3995 FAX: (303) 295-3494
BANK ONE, NA, Individually, as LC Issuer and as Administrative Agent
By:
J. Scott Fowler Director, Capital Markets
1717 Main Street MC TX1-2448 Dallas, Texas 75201 Attention: J. Scott Fowler Telephone: (214) 290-2162 FAX: (214) 290-2332
U.S. BANK NATIONAL ASSOCIATION, a Lender
By:
Name: Title:
BANK OF OKLAHOMA, N.A., a Lender
By:
Name: Title:
ROYAL BANK OF CANADA, a Lender
By:
Name: Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, a Lender
By:
Name: Title:
BANK OF AMERICA, N.A., a Lender
By:
Name: Title:
UNION BANK OF CALIFORNIA, N.A., a Lender
By:
Name: Title:
COMERICA BANK—TEXAS, a Lender
By:
Name: Title:
WELLS FARGO BANK, N.A., a Lender
By:
Name: Title:
NATEXIS BANQUES POPULAIRES, a Lender
By:
Name: Title:

SCHEDULE 1

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status
Eurodollar Rate	1.25%	1.50%	1.75%	2.00%
Floating Rate	0.25%	0.50%	0.75%	1.00%
Applicable Fee Rate	Level I Status	Level II Status	Level III Status	Level IV Status
Commitment Fee	0.375%	0.375%	0.375%	0.50%

        For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

        "Level I Status" exists at any date if, the Borrowing Base Usage Percentage on such date is less than 50%.

        "Level II Status" exists at any date if, on such date Borrowing Base Usage Percentage is greater than or equal to 50% and less than 75%.

        "Level III Status" exists at any date if, Borrowing Base Usage Percentage on such date is greater than or equal to 75% and less than 90%.

        "Level IV Status" exists at any date if Borrowing Base Usage Percentage on such date is greater than or equal to 90%.

        "Status" means either Level I Status, Level II Status, Level III Status or Level IV Status.

        The Applicable Margin and Applicable Fee Rate shall be determined on a daily basis in accordance with the foregoing table based on the Borrowing Base Usage Percentage on such day.

SCHEDULE 2

LENDERS SCHEDULE

SCHEDULE 3

DISCLOSURE SCHEDULE

SCHEDULE 4

SECURITY SCHEDULE

SCHEDULE 5

INSURANCE SCHEDULE

EXHIBIT A

NOTE

$	October 2, 2002

        Cimarex Energy Co., a Delaware corporation (the "Borrower"), promises to pay to the order of                                                 (the "Lender") the principal sum of                                                 Dollars ($                        ) or, if greater or less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Administrative Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

        The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

        This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of October 2, 2002 (which, as it may be amended or modified and in effect from time to time, is herein called the "Agreement"), among the Borrower, the lenders party thereto, including the Lender, the LC Issuer and Bank One, NA, as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement. This Note is given in partial renewal, extension and restatement of (but not in extinguishment or novation of) the Existing Indebtedness, as defined and described in the Agreement.

CIMAREX ENERGY CO.

By:

Print Name:

Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL
TO
NOTE OF CIMAREX ENERGY CO.,

DATED OCTOBER 2, 2002

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

EXHIBIT B

COMPLIANCE CERTIFICATE

To:	The Lenders parties to the Credit Agreement Described Below

        This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of October 2, 2002 (as amended, modified, renewed or extended from time to time, the "Agreement") among Cimarex Energy Co., a Delaware corporation (the "Borrower"), the lenders party thereto and Bank One, NA, as Administrative Agent for the Lenders and as LC Issuer. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

        THE UNDERSIGNED HEREBY CERTIFIES THAT:

        1.    I am the duly elected                        of the Borrower;

        2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

        3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

        4.    Schedule I attached hereto sets forth financial data and computations evidencing the Borrower's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

        **[5. Schedule II attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement, the Security Agreement and the other Loan Documents and the status of compliance.]**

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

        The foregoing certifications, together with the computations set forth in Schedule I **[and Schedule II]** hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this            day of                                                 ,            .

CIMAREX ENERGY CO.

By:
Print Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of                        ,             with
Provisions of Section 8.1 and 8.2 of
the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

        The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1 (the "Assigned Interest"). The aggregate Commitment (or Outstanding Credit Exposure, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

        In consideration for the sale and assignment of Outstanding Credit Exposure hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive all payments of principal, interest, Reimbursement Obligations and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Administrative Agent which relate to the portion of the Commitment or Outstanding Credit Exposure assigned to the Assignee hereunder and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

1.	Assignor:
2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender](1)
3.	Borrower:	Cimarex Energy Co.
4.	Administrative Agent:	Bank One, NA, as the administrative agent under the Credit Agreement.

(1)
Select as applicable.

5.	Credit Agreement:	The $400,000,000 Credit Agreement dated as of October 2, 2002 among Cimarex Energy Co., the Lenders party thereto, Bank One, NA, as Administrative Agent, and the other agents party thereto.
6.	Assigned Interest:
a.	Assignee's percentage interest of credit facility purchased under the Assignment Agreement	%
b.	Amount of credit facility purchased under the Assignment Agreement	$
c.	Assignee's Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased hereunder:	$
7.	Trade Date:	(2)

(2)
Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

        Effective Date:                                                 , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

2

        The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and](3) Accepted:
BANK ONE, NA, as Administrative Agent
By:
Title:(4) [Consented to:]

[NAME OF RELEVANT PARTY]
By:
Title:

(3)
To be added only if the consent of the Agent is required by the terms of the Credit Agreement

(4)
To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

3

ANNEX 1

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

        1.    Representations and Warranties.

        1.1    Assignor.    The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document, (v) inspecting any of the property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

        1.2    Assignee.    The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are "plan assets" as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be "plan assets" under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys' fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee's non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

        2.    Payments.    The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

        3.    General Provisions.    This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Colorado.

2

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)

(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

US AND NON-US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

(For Forms for Primary Syndication call Peterine Svoboda at 312-732-8844)

(For Forms after Primary Syndication call Jim Bartz at 312-732-1242)

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA,

  as Administrative Agent (the "Administrative Agent") under the Credit Agreement Described Below.

Re:    Credit Agreement, dated October 2, 2002 (as the same may be amended or modified, the "Credit Agreement"), among Cimarex Energy Co. (the "Borrower"), the Lenders named therein, the LC Issuer and the Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

        The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower, provided, however, that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 16.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.15 of the Credit Agreement.

Facility Identification Number(s)
Customer/Account Name
Transfer Funds To

For Account No.
Reference/Attention To
Authorized Officer (Customer Representative)	Date
(Please Print)	Signature
Bank Officer Name	Date
(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT E

FORM OF OPINION

EXHIBIT F

GUARANTY

EXHIBIT G

AMENDMENT TO EXISTING MORTGAGES

EXHIBIT H

FORM OF AMENDMENT FOR AN INCREASED OR NEW COMMITMENT

        This AMENDMENT is made as of the            day of                        , 200    by and among Cimarex Energy Co., a Delaware corporation (the "Borrower"), Bank One, NA, as administrative agent under the "Credit Agreement" (as defined below) (the "Administrative Agent"), and                        (the "Supplemental Lender").

        The Borrower, the Administrative Agent and certain other Lenders, as described therein, are parties to a Credit Agreement dated as of October 2, 2002 (as amended, supplemented, or restated, the "Credit Agreement"). All terms used herein and not otherwise defined shall have the same meaning given to them in the Credit Agreement.

        Pursuant to Section 15.6 of the Credit Agreement, the Borrower has the right to increase the Aggregate Commitment by obtaining additional Commitments upon satisfaction of certain conditions. This Amendment requires only the signature of the Borrower, the Administrative Agent and the Supplemental Lender so long as the Aggregate Commitment is not increased above the amount permitted by the Credit Agreement.

        The Supplemental Lender is either (a) an existing Lender which is increasing its Commitment or (b) a new Lender which is a lending institution whose identity the Administrative Agent will approve by its signature below.

        In consideration of the foregoing, such Supplemental Lender, from and after the date hereof shall have a **[Commitment of $                        and if it is a new Lender, the Supplemental Lender hereby assumes all of the rights and obligations of a Lender under the Credit Agreement.]**

        The Borrower has executed and delivered to the Supplemental Lender as of the date hereof, if requested by the Supplemental Lender, a new or amended and restated Note in the form attached to the Credit Agreement as Exhibit A to evidence the new or increased Commitment of the Supplemental Lender.

        IN WITNESS WHEREOF, the Administrative Agent, the Borrower and the Supplemental Lender have executed this Amendment as of the date shown above.

CIMAREX ENERGY CO.
By:
Print Name:
Title:
[SUPPLEMENTAL LENDER]
By:
Print Name:
Title:
BANK ONE, NA, as Administrative Agent
By:
Print Name:
Title:

EXHIBIT I

FORM OF STOCK PLEDGE AGREEMENT

QuickLinks

  Exhibit 10.1
CREDIT AGREEMENT
TABLE OF CONTENTS
CREDIT AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II THE CREDITS
ARTICLE III YIELD PROTECTION; TAXES
ARTICLE IV CONDITIONS PRECEDENT
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI AFFIRMATIVE COVENANTS
ARTICLE VII NEGATIVE COVENANTS
ARTICLE VIII FINANCIAL COVENANTS
ARTICLE IX COLLATERAL AND GUARANTEES
ARTICLE X DEFAULTS
ARTICLE XI ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
ARTICLE XII GENERAL PROVISIONS
ARTICLE XIII THE ADMINISTRATIVE AGENT
ARTICLE XIV SETOFF; RATABLE PAYMENTS
ARTICLE XV BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
ARTICLE XVI NOTICES
ARTICLE XVII COUNTERPARTS
ARTICLE XVIII CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
ARTICLE XIX ASSUMPTION, AMENDMENT AND RESTATEMENT
PRICING SCHEDULE
LENDERS SCHEDULE
DISCLOSURE SCHEDULE
SECURITY SCHEDULE
INSURANCE SCHEDULE
  EXHIBIT A
NOTE
SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL TO NOTE OF CIMAREX ENERGY CO., DATED OCTOBER 2, 2002
  EXHIBIT B
COMPLIANCE CERTIFICATE
ASSIGNMENT AND ASSUMPTION AGREEMENT
  ANNEX 1
TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION
  EXHIBIT D
LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION
FORM OF OPINION
GUARANTY
AMENDMENT TO EXISTING MORTGAGES
FORM OF AMENDMENT FOR AN INCREASED OR NEW COMMITMENT
FORM OF STOCK PLEDGE AGREEMENT